Exhibit 99.1

CDEX Enhances Protection of Intellectual Property Around Substance Detection and Validation Technologies


ROCKVILLE, MD - February 16, 2006 - CDEX, Inc. (CEXI.OB), a developer of innovative technologies for detecting and validating chemical substances, received a notification of allowance from the U.S. Patent and Trademark Office for Patent Application Publication Number 20030128804, entitled "System and Method for Adapting a Software Control in an Operating Environment." The patent applies to a system and method developed by CDEX for detecting substances--such as explosives or controlled substances. The technology exposes target substances to an x-ray energy beam and then analyzes and compares the released fluorescent energy to a database of unique energy signatures of known substances. CDEX anticipates issuance of the patent in the spring of 2006.

"Protection of our intellectual property is a key part of our ongoing plan for growth," said Jim Griffin, president and CEO of CDEX. "We are pleased that the US Patent office has recognized the uniqueness of our technology."

All current CDEX products, such as the ValiMed(TM) medication validation unit used by hospitals throughout the U.S., are based on applying the same underlying photoelectric technology for which the company has, in addition to this recently announced patent, four additional patentsadditional patents pending. CDEX has also filed corresponding international applications for each of these.

The CDEX ValiMed System offers clinicians a simple and cost-effective tool to ensure medication safety by verifying that medications are correctly compounded. The ValiMed System also validates narcotic returns. ValiMed is sold through the Baxa Corporation, which serves as the exclusive distributor in the United States and Canada of ValiMed Impaired Clinician Solution, ValiMed Regulatory Compliance Solution, and ValiMed Patient Safety Solution.

CDEX core technologies are highly scalable. The company is currently developing products that incorporate the same patent pending technologies currently employed in existing CDEX products for other market segments, including:

1. Security and Public Safety - Identification of substances of concern (e.g., explosives, illegal drugs, chemical/biological weapons, and the detection of counterfeit drugs and medications to assist in the protection of the nation's pharmaceuticals supply); and

2. Healthcare - Validation of substances and quality assurance (e.g., validation of prescription and compounded medications to provide for patient safety, detection of the diversion of narcotics and controlled substances returned from operating room suites to the operating room pharmacy, and detection of counterfeit drugs and medications); and

3. Brand Protection - Detection of counterfeit or sub-par products for brand protection (i.e., quality assurance inspection of incoming raw materials, outgoing final products, and products in the distribution channel).


About CDEX, Inc.
CDEX Inc. is a technology development company with a current focus on developing and marketing products using chemical detection and validation technologies. At present, CDEX is devoting its resources to two distinct areas: (i) identification of substances of concern (e.g., explosives and illegal drugs for homeland security); and (ii) validation of substances for anti-counterfeiting, brand protection and quality assurance (e.g., validation of prescription medication and detection of counterfeit or sub-par products for brand protection). ValiMed is one line of CDEX products for the healthcare market. CDEX is headquartered in Rockville, Maryland with its research and development laboratory in Tucson, Arizona. For more information, visit www.cdex-inc.com and www.valimed.com.

Any statements made in this press release, which contain information that is not historical, are essentially forward-looking. Many forward-looking statements can be identified by the use of words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks are detailed from time-to-time in filings with the Securities and Exchange Commission. There is no obligation to publicly update any forward-looking statements.

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